EXHIBIT 3.04

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov	Filed in the office of Barbara K. Cegavske Secretary of State State of Nevada	Document Number 20190083602-31
Filing Date and Time 02/26/2019 9:22 AM
Entity Number E0579092006-7

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY • DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1.	Name of corporation:

Smartheat Inc.

2.	The articles have been amended as follows: (provide article numbers, if available)

Article 4 shall be deleted in its entirety and replace with the following:

“Fourth. That the total number of stock authorized that may be issued by the Corporation is Five Hundred Million (500,000,000) shares of Common stock with a par value of one hundredth of one cent ($0.001) per share and no other class of stock shall be authorized. Said shares may be issued by the corporation from time to time for such considerations as may he fixed by the Board of Directors.”

3.

The vote by which the stockholders holding share in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:              4,850,800

4.	Effective date and time of filing: (optional) Date: 02/27/2019 Time: 9:00 am

(must not be later than 90 days after the certificate is filed)

5.	Signature: (required)

X
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 1-5-15